Exhibit 99.1

NEWS RELEASE NEWS RELEASE NEWS RELEASE
Fortune Brands, Inc., 520 Lake Cook Road, Deerfield, IL 60015

Contact:
Media Relations:	Investor Relations:
Clarkson Hine	Tony Diaz
(847) 484-4415	(847) 484-4410

FORTUNE BRANDS ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFERS

Deerfield, Illinois, August 11, 2011 — Fortune Brands, Inc. (NYSE:FO) today reported preliminary results for its previously announced tender offers (the “Tender Offers”) for up to an aggregate purchase price of $1 billion of its outstanding Notes listed in the table below. Fortune Brands also announced today that it has increased the maximum aggregate purchase price of Notes that may be purchased in the Tender Offers from $1 billion to $1.05 billion.

Fortune Brands further announced that withdrawal rights with respect to the Tender Offers expired at 5:00 p.m. New York City time on August 10, 2011 (the “Withdrawal Deadline”).

As of 5:00 p.m., New York City time, on August 10, 2011 (the “Early Tender Date”), Fortune Brands had received tenders of Notes as follows:

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FORTUNE BRANDS ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFERS, PAGE 2

Notes	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered	Acceptance Priority Level	Fixed Spread (Basis Points)	U.S. Treasury Reference Security

5.375% Notes due 2016	349631AL5	$950,000,000	$657,110,000	1(a)	90	1.5% due June 30, 2016

8.625% Debentures due 2021	349631AD3	$90,986,000	$31,600,000	2	210	3.125% due May 15, 2021

7.875% Debentures due 2023	349631AE1	$150,000,000	$35,873,000	3	230	3.125% due May 15, 2021

4.875% Notes due 2013	349631AK7	$300,000,000	$117,390,000	4	100	0.375% due June 30, 2013

6.375% Notes due 2014	349631AP6	$500,000,000	$254,933,000	5	90	0.625% due July 15, 2014

6.625% Debentures due 2028	349631AG6	$200,000,000	$41,150,000	6	185	4.75% due February 15, 2041

5.875% Notes due 2036	349631AN1	$300,000,000	$106,497,000	7	185	4.75% due February 15, 2041

(a)	Subject to a limit of $550 million principal amount (increased from $500 million).

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FORTUNE BRANDS ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFERS, PAGE 3

Holders who validly tendered and did not validly withdraw their Notes on or prior to the Early Tender Date, and whose Notes are accepted for purchase by Fortune Brands, will be entitled to receive the Total Consideration for such Notes, which will be determined as set forth in Fortune Brands’ Offer to Purchase dated July 28, 2011 (the “Offer to Purchase”), and which includes an Early Tender Payment of $30 per $1,000 principal amount of Notes accepted for purchase. Holders of Notes that are validly tendered after the Early Tender Date and at or before the Expiration Date will not receive the Early Tender Payment.

Fortune Brands has increased the maximum aggregate purchase price of Notes that may be purchased in the Tender Offers from $1 billion to $1.05 billion. To the extent the aggregate purchase price of Notes tendered and not withdrawn pursuant to the offer exceeds this new maximum amount, Fortune Brands will accept Notes for purchase based on the priority level and in the manner described in the Offer to Purchase. In addition, the aggregate principal amount of the 5.375% Notes due 2016 referred to in the table above (the “2016 Notes”) that may be purchased in the Tender Offers has been increased from a maximum of $500 million to $550 million. To the extent holders of the 2016 Notes validly tender such Notes in an aggregate principal amount in excess of the $550 million maximum, Fortune Brands will accept 2016 Notes for purchase on a pro rata basis among tendering holders of such Notes in the manner described in the Offer to Purchase.

The Tender Offers will expire at 11:59 p.m. New York City time, on August 24, 2011, unless extended or terminated earlier (such date and time, the “Expiration Date”).

Due to the success of its tender offers to date, Fortune Brands is terminating the tender offers for all 6.625% Debentures due 2028 and 5.875% Notes due 2036 referred to in the table above (together the “Released Notes”) and releasing all Released Notes which have been tendered. Fortune Brands will promptly return all Released Notes which have been tendered to their respective holders.

The terms and conditions of the Tender Offers are set forth in Fortune Brands’ Offer to Purchase and the related Letter of Transmittal, as amended hereby. Except as set forth herein, the terms and conditions of the Tender Offers remain unchanged.

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FORTUNE BRANDS ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFERS, PAGE 4

Barclays Capital Inc. and J.P. Morgan Securities LLC are the Lead Dealer Managers for the offers. D.F. King & Co., Inc. is the Information Agent and Depositary for the offers. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated July 28, 2011, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact Barclays Capital at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or J.P. Morgan at (866) 834-4666 (toll-free) or (212) 834-4811 (collect). Requests for documents should be directed to D.F. King & Co., Inc. at (800) 848-3416 (toll-free) or (212) 269-5550 (collect).

About Fortune Brands

Fortune Brands, Inc. is a leading consumer brands company. Its operating companies have premier brands and leading market positions in distilled spirits and home and security. The major spirits brands of Beam Global Spirits & Wine, Inc. include Jim Beam and Maker’s Mark bourbon, Sauza tequila, Canadian Club whisky, Courvoisier cognac, Cruzan rum, Teacher’s and Laphroaig Scotch, EFFEN vodka, Skinnygirl cocktails and DeKuyper cordials. The brands of Fortune Brands Home & Security LLC include Moen faucets, Aristokraft, Omega, Diamond and Kitchen Craft cabinetry, Therma-Tru door systems, Simonton windows, Master Lock security products and Waterloo storage and organization products. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index and the MSCI World Index.

To receive company news releases by e-mail, please visit www.fortunebrands.com.

Forward-Looking Statements

This press release contains statements relating to future events, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

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FORTUNE BRANDS ANNOUNCES PRELIMINARY RESULTS OF TENDER OFFERS, PAGE 5

Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. In addition to final Board authorization, the potential separation of Fortune Brands’ companies will also be subject to the receipt of a number of customary regulatory approvals and/or rulings, the execution of intercompany agreements and finalization of other related matters. There can be no assurance that any of the proposed transactions will be completed as anticipated or at all.

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